PROSPECTUS

                            DUKE ENERGY CORPORATION

                          InvestorDirect Choice Plan

  The Duke Energy InvestorDirect Choice Plan provides a convenient way for you to purchase shares of our Common Stock without paying any brokerage commissions or service charges. The Plan promotes long-term ownership in our Common Stock by offering:

  . A simple way to increase your holdings in our Common Stock by automatically reinvesting your cash dividends.

  . The opportunity to purchase additional shares by making optional investments of at least $50 for any single investment, up to a maximum of $100,000 per month. In certain circumstances, we may permit greater optional investments.

  . A feature which allows you to deposit certificates representing our Common Stock into the Plan for safekeeping.

The Plan also provides us with a means of raising additional capital through the direct sale of our Common Stock.

  The Plan amends our prior InvestorDirect Choice Plan. Current participants will automatically continue to participate in the Plan.

  You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our Common Stock by making an initial investment of not less than $250 and not more than $100,000. In certain circumstances, we may permit greater initial investments. To the extent required by state securities laws in certain jurisdictions, shares of our Common Stock that are offered under the Plan to persons who are not presently record holders of our Common Stock may be offered only through a registered broker/dealer.

  This Prospectus relates to 11,754,567 shares of Duke Energy Common Stock, without par value, offered for purchase under the Plan.

  Our Common Stock is listed on the New York Stock Exchange under the symbol "DUK".

  You should read this Prospectus carefully and retain it for future reference.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is October 8, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary of the Plan........................................................   1
Administration of the Plan.................................................   2
Telephone Numbers and Mailing Address......................................   2
Enrollment.................................................................   3
Investment Options.........................................................   3
Optional Investments.......................................................   4
Purchase of Shares.........................................................   8
Sale of Shares.............................................................   9
Safekeeping of Certificates................................................   9
Gifts or Transfers of Shares...............................................  10
Issuance of Certificates...................................................  10
Statements of Account......................................................  11
Termination of Participation...............................................  11
Other Information..........................................................  12
Federal Income Tax Consequences............................................  13
Interpretation of the Plan.................................................  14
Use of Proceeds............................................................  14
Plan of Distribution.......................................................  14
Validity of the Securities.................................................  15
Experts....................................................................  15
Where You Can Find More Information........................................  15
Appendix I -- Optional Investments......................................... A-1
Appendix II -- Optional Investments Pursuant to Requests for Waiver........ A-3
Appendix III -- Closings of U.S. Equity Markets............................ A-4

                            DUKE ENERGY CORPORATION

  We are based in Charlotte, North Carolina, and are a global energy company with more than $29 billion in assets. In June 1997, Duke Power Company merged with Houston-based PanEnergy Corp and changed its name to Duke Energy. We provide electric service to approximately two million customers in North Carolina and South Carolina and through subsidiaries operate interstate pipelines that deliver natural gas to various regions of the country and are leading marketers of electricity, natural gas and natural gas liquids. We also provide energy and energy-related services worldwide. Our principal executive offices are located at 526 South Church Street, Charlotte, NC 28202-1904 (Telephone No. (704) 594-6200).

                              SUMMARY OF THE PLAN

 . Enrollment: An interested investor who does not already own shares of our Common Stock or Preferred Stocks may enroll in the Plan by making an initial investment of at least $250 and submitting a completed Enrollment Form. Shareholders enrolled in the current InvestorDirect Choice Plan are automatically enrolled in the Plan. Current participants do not need to take any action to continue to participate. Other shareholders may participate by submitting a completed Enrollment Form. If your shares of our Common Stock or Preferred Stocks are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

 . Reinvestment of Dividends: You may elect to have all or a portion of your cash dividends on our Common Stock or Preferred Stocks automatically reinvested toward the purchase of additional shares of our Common Stock without paying any fees. You also have the option of receiving a cash dividend on all or a portion of the shares held in your Account under the Plan.

 . Optional Investments: You may invest additional funds in our Common Stock through optional investments of at least $50 for any single investment up to $100,000 per month. You may make such optional investments occasionally or at regular intervals, as you desire. Optional investments in excess of $100,000 per month may only be made in accordance with the procedures described in "Optional Investments Over Maximum Monthly Amount" under "Optional Investments" below, including the submission of an electronic mail request--a "Request for Waiver"--to us, and require our written approval, which we may grant or refuse to grant in our sole discretion. Optional investments will be fully invested in our Common Stock through the purchase of whole shares and fractional shares. We will pay or reinvest proportionate cash dividends on fractional shares of our Common Stock depending upon your reinvestment election.

 . Safekeeping of Certificates: The Plan offers a safekeeping service whereby you may deposit certificates representing our Common Stock held in certificate form into the Plan. You can select this service without participating in any other feature of the Plan. The safekeeping service is free of any service charges.

 . Gifts or Transfer of Shares: You may direct us to transfer all or a portion of the shares of our Common Stock credited to your Account to another person, whether or not the transferee is a participant in the Plan. There is no cost for this service, and it is available for all shares held in the Plan, including shares deposited into the Plan for safekeeping.

 . Sale of Shares: You may sell shares of our Common Stock credited to your Account (including those shares deposited into the Plan for safekeeping) through the Plan. A nominal brokerage commission and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

 . Statement of Account: You will receive a statement for each month during which your Account has had activity. All participants in the Plan will receive a quarterly statement of account.

 . Fees: You will not be charged any fees for the purchase of shares through your Account. A nominal brokerage commission (currently $0.05 per share) will be deducted from the proceeds of any sale of shares credited to your Account.

 . Principal Executive Offices: Our principal executive offices are located at 526 South Church Street, Charlotte, NC 28202, telephone (704) 594-6200.

                          ADMINISTRATION OF THE PLAN

  Our Investor Relations Department serves as Administrator of the Plan. Its responsibilities include:

    . receiving optional investments;

    . maintaining records;

    . issuing statements of account; and

    . performing other duties required by the Plan.

  A custodian bank that we have selected holds shares registered in the Plan's nominee name representing the aggregate number of whole shares of our Common Stock purchased under, or deposited for safekeeping into, the Plan and credited to participants' Accounts. The Administrator will forward funds to be used to purchase shares of our Common Stock in the open market to an Independent Agent that we have selected. The Independent Agent is responsible for purchasing and selling shares of our Common Stock in the open market for participants' Accounts in accordance with the Plan.

  You may contact the Administrator as detailed below.

                     TELEPHONE NUMBERS AND MAILING ADDRESS

For information about the Plan:


                     Toll-free telephone #: (800) 488-3853
                     Charlotte telephone #: (704) 382-3853

                              FAX: (704) 382-3814
                         Internet: www.duke-energy.com
                       Email: investduk@duke-energy.com


You should mail written requests and optional investments to:


 Duke Energy Corporation                  For Overnight Delivery:
 Investor Relations Department
 P.O. Box 1005                            526 South Church Street
 Charlotte, NC 28201-1005                 Charlotte, NC 28202-1904



  For website and electronic mail information relating to optional investments pursuant to Requests for Waiver, see "Optional Investments Over Maximum Monthly Amount" under "Optional Investments" below.

                                  ENROLLMENT

  You are eligible to participate in the Plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, its territories and possessions, you must first determine that participating will not violate local laws applicable to us, the Plan and you as a participant.

  If you do not currently own any shares of our Common Stock or Preferred Stocks, you may join the Plan after receiving a copy of this Prospectus and returning a completed Enrollment Form along with your initial investment of at least $250. Any initial investment greater than $100,000 will require your submitting a Request for Waiver to us and your receiving our prior approval, and must be made in accordance with the procedures described in "Optional Investments Over Maximum Monthly Amount" under "Optional Investments" below. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this Prospectus and the Enrollment Form to residents of those states rather than our providing that information directly to those residents.

  If you already own shares of our Common Stock or Preferred Stocks and those shares are registered in your name, you may join the Plan after receiving a copy of this Prospectus and returning a completed Enrollment Form. Registered shareholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates. If you are currently participating in the InvestorDirect Choice Plan, you are automatically enrolled in the Plan without sending an Enrollment Form. However, if you wish to change your participation in any way, please contact the Administrator for instructions.

  If you hold your shares of our Common Stock or Preferred Stocks in a brokerage, bank or other intermediary account--that is, in "street name," you may participate in the Plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. As another option, you may request a copy of this Prospectus from the Administrator and return a completed Enrollment Form along with an initial investment of at least $250 to Duke Energy Investor Relations.

                              INVESTMENT OPTIONS

  The options regarding the reinvestment of your dividends are listed below. You may change a reinvestment decision at any time by notifying Duke Energy Investor Relations in writing. Your notification must be received prior to the record date for a dividend for it to be reinvested. The dividend record date for our Common Stock is normally the Friday closest to the 15th of February, May, August or November.

   FULL DIVIDEND REINVESTMENT--Your cash dividends are automatically reinvested on all shares of our Common Stock and Preferred Stocks. This includes reinvestment on Plan shares as well as shares held outside of the Plan.

   PARTIAL DIVIDEND REINVESTMENT--You must specify the number of shares of our Common Stock, including Plan shares, and/or the number of shares of each series of our Preferred Stocks, on which you wish to receive cash dividends. Dividends on the remaining shares are reinvested.

   NO DIVIDEND REINVESTMENT/OPTIONAL INVESTMENTS ONLY--You will receive cash dividends on all shares of our Common Stock and Preferred Stocks, including Plan shares.

 . Direct Deposit of Cash Dividends: If you choose the partial dividend reinvestment option or the no dividend reinvestment option, you may elect to have all of your cash dividends deposited directly into your

 U.S. bank account on the dividend payment date instead of receiving a check by mail. To make this election, you must complete a direct deposit authorization form and return it to the Administrator, along with a voided check for the designated bank account. The direct deposit authorization form is available from the Administrator. In order to initiate, change or stop the direct deposit of dividends, Duke Energy Investor Relations must receive your written request at least 30 days before the dividend payment date.

                             OPTIONAL INVESTMENTS

  You can purchase shares of our Common Stock by using the Plan's optional investment feature. To purchase shares by making optional investments, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder) but cannot invest more than $100,000 per month, except as described below under "Optional Investments Over Maximum Monthly Amount." Any optional investment of less than $50 ($250 for an initial investment by an investor who is not a shareholder) and the portion of any optional investment or investments totaling more than $100,000 per month, except for optional investments made pursuant to Requests for Waiver, will be returned without interest. You have no obligation to make any optional investments under the Plan.

 . Timing of Investments: An "Investment Date" for optional investments will occur twice each month--on the 3rd and 18th day of the month, or, if that day is not a business day, the business day immediately following that day, except that an Investment Date for optional investments made pursuant to Requests for Waiver will occur only once each month--on the 3rd day of the month, or, if that day is not a business day, the business day immediately following that day. The Administrator must receive optional investments, other than optional investments made pursuant to Requests for Waiver, no later than two business days before an Investment Date for those investments to be invested in our Common Stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Administrator pending investment. Accordingly, you may wish to transmit any such investments so as to reach the Administrator shortly--but not less than two business days--before an Investment Date in order to minimize any time period during which your funds are not invested. Optional investments made pursuant to Requests for Waiver must be made at the times and in accordance with the procedures described in "Optional Investments Over Maximum Monthly Amount" below.

 Dividend payments that you have designated for reinvestment will be invested beginning on the Investment Date immediately following the relevant dividend payment date.

 The attached Appendix I provides a list of the important dates that are applicable to optional investments that do not exceed the Plan's maximum monthly amount. The attached Appendix II provides a list of important dates which are applicable to optional investments made pursuant to Requests for Waiver. Investment Dates are provided through January 3, 2002. The attached Appendix III provides the dates upon which the United States equity markets are closed, through December 31, 2001.

 .Method of Payment:

 Check or Money Order--You may make optional investments (other than optional investments made pursuant to Requests for Waiver) during any month by delivering to the Administrator a completed optional investment stub (the tear-off portion located at the top of your statement) or an Enrollment Form, and a personal check or money order made payable to Duke Energy Corporation. Please do not send cash.

 Automatic Bank Draft--You may pre-authorize the Administrator to deduct a set amount ($25 minimum) from a U.S. checking, savings or credit union account. To initiate the bank draft, you must complete and sign the Bank Draft Authorization section of the Enrollment Form, and return it to the Administrator with a voided check for the bank account from which funds are to be drafted. Automatic bank drafts will be initiated as promptly as practicable and, after initiated, funds will be drawn on the 16th of each month or if that date falls on a non-business day, the next business day. Those funds will be invested in our Common Stock beginning on the next Investment Date. You should allow up to 4 weeks for the first automatic bank draft to be initiated. In order to terminate an automatic bank draft, you must notify the Administrator in writing at least 10 business days before the next automatic bank draft date in order for the termination to be effective by that date.

 Other forms of payment, such as wire transfers, may be made, but only if the Administrator provides advance approval. You should direct any inquiries regarding other forms of payment to the Administrator as indicated above under the caption "Telephone Numbers and Mailing Address."

 . Dividends on Shares Purchased: If shares that you have purchased by optional investment are added to your Account by a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your Account. We generally pay dividends on our Common Stock on the 16th of March, June, September and December to shareholders of record on the Friday closest to the 15th of February, May, August and November. Thus, shares purchased by optional investment by the first Investment Date occurring in February, May, August and November will be credited to your Account in time to receive dividends payable with respect to the dividend record date in that month.

 . Pending Investments: Optional investments, pending investment pursuant to the Plan, will be credited to your Account and held in a trust account which will be separate from any of our other funds or monies. Any such investments that are not invested in our Common Stock within 30 days of receipt will be promptly returned to you.

 . Optional Investments Over Maximum Monthly Amount: Optional investments in excess of $100,000 per month (including any initial investments in excess of $100,000) may be made only with our approval by investors that submit Requests for Waiver in accordance with the procedure described under "Electronic Submission of Requests for Waiver" below.

 Any investor interested in submitting a Request for Waiver that is not already a Plan participant must first submit a completed Enrollment Form to the Administrator. Any Plan participant that is interested in submitting a Request for Waiver must first notify the Administrator using the contact information found on page 2 of this Prospectus. The Administrator will assign to the participant a unique account number and an accompanying password, which will allow access to a secure website set up to receive Requests for Waiver. See "Electronic Submission of Requests for Waiver," below.

 We have sole discretion to accept or not accept any optional investment made pursuant to a Request for Waiver. In deciding whether to accept or not accept any such optional investment, we will consider relevant factors, including:

   . whether the Plan is then purchasing newly issued shares of our Common
     Stock or is purchasing shares of our Common Stock through open market purchases;

   . our need for additional funds;

   . the attractiveness of obtaining those funds through the sale of our Common Stock under the Plan in comparison to other sources of funds;

   . the purchase price likely to apply to any sale of our Common Stock under the Plan;

   . the party submitting the request, including the extent and nature of that party's prior participation in the Plan and the number of shares that party holds of record;

   . the discount proposals submitted; and

   . the aggregate amount of optional investments for which Requests for Waiver have been submitted for the month.

   If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are then willing to accept, we may honor any, all or none of those requests on any basis that we, in our sole discretion, consider appropriate.

 Electronic Submission of Requests for Waiver--The Administrator will maintain a website at https://drip.duke-energy.com, which will contain information on whether or not we will accept optional investments pursuant to Requests for Waiver in the current month. The website will also contain a form for submitting a Request for Waiver via electronic mail through the website.

 The Administrator must receive electronic Requests for Waiver between 8:00 a.m. (all times are eastern) on the third business day before the first day of the pricing period for the relevant Investment Date, and 10:00 a.m. on the second business day before the first day of such pricing period. Each Request for Waiver must include, in addition to certain investor information and the dollar amount which the investor wishes to invest, a "discount proposal" specifying the waiver discount which the investor proposes to be applicable to its optional investment. For further information on waiver discounts, see "Waiver Discount" below. The waiver discount in the discount proposal must be expressed as a percentage carried out to two decimal places.

 The Administrator will notify investors whose Requests for Waiver have been accepted by us by 5:00 p.m. on the second business day before the first day of the applicable pricing period, and must receive their optional investments by wire transfer no later than 12:00 noon on the first business day before the first day of the applicable pricing period. The Administrator will apply all optional investments made pursuant to Requests for Waiver that are so received to the purchase of shares of our Common Stock on the next Investment Date. All such optional investments received after 12:00 noon on the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the Administrator pending investment.

 Pricing Period--The price of each newly issued share of our Common Stock purchased pursuant to a Request for Waiver will be the average of the daily high and low sale prices, computed to four decimal places, of our Common Stock as reported on the New York Stock Exchange for the relevant "pricing period"--that is, the ten trading days immediately preceding the relevant Investment Date (except as provided below in "Threshold Price")--less an amount based on any applicable waiver discount as described below. A "trading day" means a day on which trades in our Common Stock are reported on the New York Stock Exchange.


 Threshold Price--We may, in our sole discretion, establish for any pricing period a "threshold price" applicable to optional investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our Common Stock made pursuant to Requests for Waiver during the applicable pricing period as set forth below. At least three business days before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the Administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.

 The threshold price will be the dollar amount that the average of the high and low sale prices of our Common Stock on the New York Stock Exchange must equal or exceed for each trading day during the relevant pricing period. In the event that the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period. Additionally, a trading day will be excluded if no trades in our Common Stock are reported on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for one of the ten trading days in a pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

 A portion of each optional investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our Common Stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth of the total amount of that optional investment for each trading day that the threshold price is not satisfied. For example, if the threshold price is not satisfied or no sales are reported for one of the ten trading days in a pricing period, one-tenth of the optional investment will be returned without interest.

 The establishment of the threshold price and the possible return of a portion of the investment in the event a threshold price is not satisfied, apply only to optional investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

 Waiver Discount--We may, in our sole discretion, permit a "waiver discount" of 0% to 3% from the market price applicable to optional investments made pursuant to Requests for Waiver for a particular Investment Date, and, if a waiver discount is permitted, establish a maximum waiver discount of not more than 3% for that Investment Date. For any Request for Waiver to be considered by us, the waiver discount, if any, in the applicable discount proposal may not exceed the maximum waiver discount, if any, for the relevant Investment Date. The maximum waiver discount may vary for different Investment Dates but will apply uniformly to all optional investments made pursuant to Requests for Waiver with respect to a particular Investment Date.

 We will determine, in our sole discretion, the amount of any maximum waiver discount after a review of current market conditions, the level of participation and our current and projected capital needs. At least three business days before the first day of the applicable pricing period, we will determine whether to permit a waiver discount and, if a waiver discount is permitted, the amount of the maximum waiver discount, and will notify the Administrator. Neither we nor the Administrator will be required to provide any written notice of the maximum waiver discount, if any, for any pricing period.

 Participants with access to the Plan's website may ascertain the threshold price and the maximum waiver discount applicable to Requests for Waiver that we will accept, if any, for any given pricing period by logging on to https://drip.duke-energy.com at any time after 8:00 a.m. (eastern time) on the third business day before the first day of the relevant pricing period.

 Optional investments that do not exceed $100,000 per month as well as dividend reinvestments will not be subject to any waiver discount or a threshold price.

                              PURCHASE OF SHARES

 . Source of Shares: Shares of our Common Stock needed to meet the requirements of the Plan will be either newly issued shares purchased directly from us or shares purchased in the open market by an Independent Agent. The Plan limits us from changing our determination regarding the source of shares to not more than once in any 3-month period. As of the date of this Prospectus the Plan is purchasing newly issued shares of our Common Stock to satisfy Plan requirements. It is our present intention that the Plan will continue to use newly issued shares to satisfy Plan requirements in the future.

 . Pricing of Newly Issued Shares: The price of each newly issued share purchased directly from us for dividend reinvestments or for optional investments not exceeding $100,000 per month will be the average of the high and low sale prices of our Common Stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading date preceding the Investment Date. In the event no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate. The price of each newly issued share of Common Stock purchased pursuant to a Request for Waiver is described above under "Optional Investments Over Maximum Monthly Amount."

 . Pricing of Shares Purchased in the Open Market: The price of any shares of our Common Stock purchased in the open market to satisfy Plan requirements will be the weighted average price per share of the aggregate number of shares purchased for the relevant Investment Date. The number of shares (including any fraction of a share, rounded to four decimal places) of our Common Stock purchased in the open market that is credited to your Account for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional investments and/or initial investments to be invested for you on that Investment Date by the relevant purchase price per share. We will pay any brokerage fees that the Plan incurs for open market purchases. Such brokerage fees will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf.

 The Independent Agent may commingle your funds with those of other participants in the Plan for the purpose of executing purchase and sale transactions.

 . Timing of Purchases: Purchases in the open market may begin on the relevant
  Investment Date and will be completed no more than 15 days after that Investment Date. Funds not invested in our Common Stock within 30 days of receipt will be promptly returned to you. With regard to open market purchases of shares of our Common Stock by an Independent Agent, neither we, the Administrator, nor any participant in the Plan will have any authority or power to:

   . direct the time or price at which shares may be purchased;

   . designate the markets on which shares are to be purchased; or

   . select the broker or dealer (other than the Independent Agent) through which purchases may be made.

 Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of our Common Stock.

                                SALE OF SHARES

  You may request, at any time, that all or a portion of the shares of our Common Stock credited to your Account be sold by delivering written instructions to the Administrator. Those instructions may be sent either by mail or telecopier (fax) and must be signed by all registered holders of those shares. The Administrator will forward the instructions to the Independent Agent, who will sell the shares as promptly as practicable. The Independent Agent cannot, however, sell any certificated shares owned by a participant in the Plan unless the certificates are first deposited into the Plan using the safekeeping feature.

  The Administrator reserves the right to close your Account if the share balance in the Account is less than one whole share. If the Administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

 . Timing of Sales: The Independent Agent will generally make sales of Plan shares at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the Administrator, nor any participant in the Plan will have any authority or power to:

   . direct the time or price at which shares may be sold;

   . designate the markets on which shares are to be sold; or

   . select the broker or dealer (other than the Independent Agent) through which sales may be made.

 Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuations in the price of our Common Stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from Duke Energy Investor Relations. See "Issuance of Certificates" in this Prospectus for more information.

 . Pricing of Shares Sold: The sale price of any shares sold will be the weighted average price of all shares sold for participants in the Plan during the period in which the Independent Agent is provided with Plan shares for that sale. You will receive the proceeds of the sale, less a nominal brokerage fee (currently $0.05 per share) and any required tax withholdings or transfer taxes.

                          SAFEKEEPING OF CERTIFICATES

  You may deposit any shares of our Common Stock that you hold in certificate form into the Plan for safekeeping by delivering those stock certificates, unendorsed, to the Administrator and requesting that the shares be credited to your Account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates.

  The shares of our Common Stock that you deposit will be credited to your Account and will be treated in the same manner as shares of our Common Stock purchased under the Plan and credited to your Account. Cash dividends paid on shares of our Common Stock that are deposited into the Plan for safekeeping will be reinvested in shares of our Common Stock in accordance with your reinvestment election as designated on your Enrollment Form.

                         GIFTS OR TRANSFERS OF SHARES

You may give or transfer shares of our Common Stock to anyone you choose by:

  . making an initial investment to establish an Account in the recipient's name. Simply complete and submit an application to the Administrator in the recipient's name together with the required initial investment of at least $250 but not more than $100,000; or

  . making an optional investment in an amount of at least $50 but not more than $100,000, on behalf of an existing participant; or

  . transferring shares from your Account to another person as described below.

  You may transfer ownership of all or part of your Plan shares by delivering a written request to the Administrator with instructions for the change in ownership. Requests for Account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the Administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

  The Administrator will continue to hold shares transferred under the Plan. The Administrator will open an Account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the Plan. The transferee may make elections with regard to the reinvestment of cash dividends on the transferred shares on the Enrollment Form that is provided to him or her. If no election is made, cash dividends will be reinvested on behalf of the transferee. A statement will be sent to the transferee showing the transfer of shares into his or her Account unless you request otherwise.

  The transfer will be made as soon as practicable after the Administrator receives the required documentation. Requests for transfer of the entire Account balance received after a dividend record date will be held until the dividend has been paid, reinvested in our Common Stock and applied to your Account.

  Shares of our Common Stock credited to your Account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your Account.

                           ISSUANCE OF CERTIFICATES

  You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our Common Stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. Those certificate(s) will be mailed by first class mail, within two business days of the Administrator's receipt of the written request, to your address of record. The issuance of Plan shares in certificate form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our Common Stock will continue to be credited to your Account. Certificates for fractions of shares of our Common Stock will not be issued under any circumstances.

  Certificates will be issued in the name or names in which the Account is registered unless you instruct otherwise. If the certificate is issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

                             STATEMENTS OF ACCOUNT

  You will receive a quarterly statement showing all transactions for your Account during the current calendar year. You will receive supplemental statements in months in which you made an optional investment or deposited, transferred or withdrew shares under the Plan. The Administrator will also send a statement promptly after the sale of shares under the Plan. If you participate in the Plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.

  Please notify Duke Energy Investor Relations promptly of any change in your address. The Administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive in order to establish the cost basis of shares purchased under the Plan for tax and other purposes.

                         TERMINATION OF PARTICIPATION

  You may terminate your participation in the Plan at any time by delivering written instructions to the Administrator, either by mail or telecopier (fax), signed by all registered holders listed on the Account. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your Account and a check for the value of any fractional share, or to have all the shares in your Account sold for you as described under the caption "Sale of Shares" in this Prospectus.

  The Administrator will send your stock certificates and/or proceeds to you as soon as practicable. If the Administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our Common Stock that you hold will be paid to you and will not be reinvested.

                               OTHER INFORMATION

 . Stock Dividend/Stock Split: Any stock dividends or split shares that we distribute on shares credited to your Account will be added to your Account. Stock dividends or split shares that we distribute on shares registered in your name outside of the Plan will be mailed directly to you in the same manner as to holders of shares of our Common Stock who are not participating in the Plan.

 . Rights Offering: Your entitlement under the Plan in a regular rights offering will be based upon your total holdings of our Common Stock in the Plan. We will issue rights certificates only for the number of whole shares credited to your Account. Rights based on a fraction of a share held in your Account will be sold for the Account and the net proceeds will be invested in our Common Stock and added to your Account by the end of the following month.

 . Voting of Proxies: You will have the exclusive right to exercise all voting rights with respect to shares of our Common Stock credited to your Account. You will receive proxy materials from us for each shareholder meeting, including a proxy statement and a form of proxy covering all shares credited to your Account and all shares of stock registered in your name outside of the Plan as of the record date for the shareholder meeting. If you do not provide any instructions on a returned, properly signed proxy card with respect to any item on that proxy card, all of your whole and fractional shares will be voted in accordance with the recommendations of our Board of Directors. If you do not return the proxy or you return it unsigned, none of your shares will be voted unless you vote in person or appoint another person as proxy to vote your shares.

 . Shareholder Communications: In addition to proxy materials, participants in the Plan will have the right to receive all communications sent to holders of our Common Stock generally.

 . Responsibility of the Administrator, the Independent Agent and Duke Energy:
  Neither the Administrator (including Duke Energy acting as such) nor the Independent Agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including any claim of liability arising out of failure to terminate your Account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our Common Stock are purchased or sold for your Account and the times when those purchases and sales are made.

 . Plan Modification or Termination: We reserve the right to suspend, modify or terminate the Plan at any time without the approval of participants in the Plan. We will send notice of any suspension, termination or significant modification of the Plan to all participants, who will in all events have the right to withdraw from participation.

 . Multiple Accounts: We reserve the right to aggregate all optional investments for participants with more than one Account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants' Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event that we exercise our right to aggregate investments and the result would be an investment in excess of $100,000 per month without submission of a Request for Waiver and receipt of our approval in accordance with the procedures described in "Optional Investments Over Maximum Monthly Amount" under "Optional Investments" above, we will return, without interest, as promptly as practicable, any amount in excess of $100,000.

 . Transfer Agent and Registrar: We act as our own transfer agent and registrar for our Common Stock and Preferred Stocks.

  We cannot assure you of a profit or protect you against a loss on the shares of our Common Stock that you purchase or sell under the Plan.

  The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates us to declare or pay any dividend on our Common Stock.

                        FEDERAL INCOME TAX CONSEQUENCES

  You are advised to consult your tax or financial advisor with respect to the tax consequences of participating in the Plan.

  In general, you will have the same Federal income tax obligations with respect to dividends payable to you on the shares of our Common Stock credited to your Account as other holders of shares of our Common Stock. For Federal income tax purposes, you will be treated as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on that date with respect to your shares, even though that amount may not actually be received by you in cash but instead applied to the purchase of shares for your Account. If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. The Internal Revenue Service has recently issued private letter rulings on plans similar to the Plan which hold that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings may not be relied upon by persons other than the taxpayers to which they are issued. If shares of Common Stock are purchased in the open market to satisfy Plan requirements, you will be treated as having received additional dividend income in the amount of any brokerage fees incurred by the Plan on your behalf.

  The tax basis of shares acquired through the reinvestment of dividends will be equal to the value of the dividends reinvested. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. Your December Plan statement will disclose all Plan activities for the year and may be useful when calculating your tax basis.

  Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. You will not realize any taxable income when you receive certificates for whole shares credited to your Account under the Plan.

  If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends or the proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

                          INTERPRETATION OF THE PLAN

  Our officers are authorized to take any actions that are consistent with the Plan's terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan's operations.

                                USE OF PROCEEDS

  We will receive proceeds from the purchase of our Common Stock pursuant to the Plan only to the extent that those purchases are of newly issued shares of our Common Stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

                             PLAN OF DISTRIBUTION

  In connection with the administration of the Plan, we may be requested to approve optional investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business. In deciding whether to accept or not accept an optional investment made pursuant to such a Request for Waiver, we will consider relevant factors, including:

  . whether the Plan is then purchasing newly issued shares of our Common
    Stock or is purchasing shares of our Common Stock through open market purchases;

  . our need for additional funds;

  . the attractiveness of obtaining those funds through the sale of our Common Stock under the Plan in comparison to other sources of funds;

  . the purchase price likely to apply to any sale of our Common Stock under the Plan;

  . the person submitting the request, including the extent and nature of that person's prior participation in the Plan and the number of shares that person holds of record;

  . the discount proposals submitted; and

  . the aggregate amount of optional investments for which Requests for Waivers have been submitted for the month.

  We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased. We may, however, accept optional investments made pursuant to Requests for Waiver by such persons. If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are willing to accept, we may honor any, all or none of such requests on any basis that we, in our sole discretion, consider appropriate.

  Subject to the availability of shares of our Common Stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

  We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our Common Stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of our Common Stock held under the Plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

  Our Common Stock may not be available under the Plan in all states. We are not making an offer to sell our Common Stock in any state where the offer or sale is not permitted.

                          VALIDITY OF THE SECURITIES

  Ellen T. Ruff, who is our Vice President and General Counsel, Corporate, Gas and Electric Operations, will pass upon the validity of the shares of our Common Stock offered by this Prospectus. As of August 31, 1999, Ms. Ruff owned 8,800 shares of our Common Stock and options to purchase 25,400 shares of our Common Stock, 2,325 of which were currently exercisable.

                                    EXPERTS

  Our consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, except PanEnergy Corp and subsidiaries as of and for the period ended December 31, 1996, included in our annual report on Form 10-K for the year ended December 31, 1998, which are incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference in this Prospectus. The financial statements of PanEnergy Corp and subsidiaries (consolidated with our financial statements) as of and for the year ended December 31, 1996 have been audited by KPMG LLP, independent certified public accountants, as stated in their report incorporated by reference in this Prospectus. Those financial statements are incorporated in this Prospectus in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information about the operation of the public reference rooms. In addition, you may inspect our reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where certain of our securities are listed. Our SEC filings are available on the SEC's Web site at http://www.sec.gov. Information about us is also available on our Web site at http://www.duke-energy.com.

  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and should be read with the same care. Information that we file later with the SEC will automatically update and supersede that information.

  The following documents are incorporated in and made a part of this Prospectus by reference:

  . our annual report on Form 10-K for the year ended December 31, 1998;

  . our quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

  . our current reports on Form 8-K filed January 26, 1999, February 11,
    1999, March 8, 1999, March 10, 1999 and August 5, 1999;

  . the definitive joint proxy statement-prospectus that we and PanEnergy
    Corp filed dated March 13, 1997;

  . the annual report on Form 10-K of PanEnergy Corp for the year ended
    December 31, 1996;

  . the quarterly reports on Form 10-Q of PanEnergy Corp for the quarters ended March 31, 1997 and June 30, 1997; and

  . the description of our Common Stock which is contained in our Registration Statement on Form S-4, Registration No. 333-23227, filed with the SEC on March 13, 1997, including any amendments or reports filed for the purpose of updating that description.

  Any documents that we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will also be incorporated by reference in this Prospectus until we sell all of the securities being registered.

  You may request a copy of these filings at no cost by writing or calling us at the following address or one of the following telephone numbers:

    Duke Energy Corporation
    Investor Relations Department
    P.O. Box 1005
    Charlotte, North Carolina 28201-1005
    (704) 382-3853 or (800) 488-3853 (toll-free)

                                                                     Appendix I

                             OPTIONAL INVESTMENTS*

  An Investment Date will occur twice each month--on the 3rd and 18th day of the month or, if that day is not a business day, the business day immediately following that day. Optional investments (including initial investments) must be received by the Administrator no later than two business days prior to an Investment Date to be invested in our Common Stock beginning on that Investment Date.

      Due Date            Investment Date
      --------            ---------------
      October 14, 1999    October 18, 1999
      November 1, 1999    November 3, 1999
      November 16, 1999   November 18, 1999
      December 1, 1999    December 3, 1999
      December 16, 1999   December 20, 1999
      December 30, 1999   January 4, 2000
      January 13, 2000    January 18, 2000
      February 1, 2000    February 3, 2000
      February 14, 2000   February 16, 2000
      March 1, 2000       March 3, 2000
      March 16, 2000      March 20, 2000
      March 30, 2000      April 3, 2000
      April 14, 2000      April 18, 2000
      May 1, 2000         May 3, 2000
      May 16, 2000        May 18, 2000
      June 1, 2000        June 5, 2000
      June 15, 2000       June 19, 2000
      June 29, 2000       July 3, 2000
      July 14, 2000       July 18, 2000
      August 1, 2000      August 3, 2000
      August 16, 2000     August 18, 2000
      August 31, 2000     September 5, 2000
      September 14, 2000  September 18, 2000
      September 29, 2000  October 3, 2000
      October 16, 2000    October 18, 2000
      November 1, 2000    November 3, 2000
      November 16, 2000   November 20, 2000
      November 30, 2000   December 4, 2000
      December 14, 2000   December 18, 2000

      Due Date            Investment Date
      --------            ---------------
      December 29, 2000   January 3, 2001
      January 16, 2001    January 18, 2001
      February 1, 2001    February 5, 2001
      February 15, 2001   February 20, 2001
      March 1, 2001       March 5, 2001
      March 15, 2001      March 19, 2001
      March 30, 2001      April 3, 2001
      April 16, 2001      April 18, 2001
      May 1, 2001         May 3, 2001
      May 16, 2001        May 18, 2001
      May 31, 2001        June 4, 2001
      June 14, 2001       June 18, 2001
      June 29, 2001       July 3, 2001
      July 16, 2001       July 18, 2001
      August 1, 2001      August 3, 2001
      August 16, 2001     August 20, 2001
      August 30, 2001     September 4, 2001
      September 14, 2001  September 18, 2001
      October 1, 2001     October 3, 2001
      October 16, 2001    October 18, 2001
      November 1, 2001    November 5, 2001
      November 15, 2001   November 19, 2001
      November 29, 2001   December 3, 2001
      December 14, 2001   December 18, 2001
      December 31, 2001   January 3, 2002

--------
* The above dates do not apply to optional investments (including initial investments) made pursuant to Requests for Waiver. Instead the information provided in Appendix II--"Optional Investments Pursuant to Requests for Waiver"--will be applicable.

                                                                    Appendix II

                             OPTIONAL INVESTMENTS
                       PURSUANT TO REQUESTS FOR WAIVER*

Threshold Price/Maximum                       Pricing Period
Waiver Discount Set By    Payment Due Date      Commences       Investment Date
-----------------------  ------------------ ------------------ -----------------
October 18, 1999           October 19, 1999   October 20, 1999  November 3, 1999
November 16, 1999         November 17, 1999  November 18, 1999  December 3, 1999
December 16, 1999         December 17, 1999  December 20, 1999   January 4, 2000
January 18, 2000           January 19, 2000   January 20, 2000  February 3, 2000
February 15, 2000         February 16, 2000  February 17, 2000     March 3, 2000
March 16, 2000               March 17, 2000     March 20, 2000     April 3, 2000
April 14, 2000               April 17, 2000     April 18, 2000       May 3, 2000
May 17, 2000                   May 18, 2000       May 19, 2000      June 5, 2000
June 15, 2000                 June 16, 2000      June 19, 2000      July 3, 2000
July 18, 2000                 July 19, 2000      July 20, 2000    August 3, 2000
August 17, 2000             August 18, 2000    August 21, 2000 September 5, 2000
September 15, 2000       September 18, 2000 September 19, 2000   October 3, 2000
October 18, 2000           October 19, 2000   October 20, 2000  November 3, 2000
November 15, 2000         November 16, 2000  November 17, 2000  December 4, 2000
December 14, 2000         December 15, 2000  December 18, 2000   January 3, 2001
January 18, 2001           January 19, 2001   January 22, 2001  February 5, 2001
February 14, 2001         February 15, 2001  February 16, 2001     March 5, 2001
March 16, 2001               March 19, 2001     March 20, 2001     April 3, 2001
April 17, 2001               April 18, 2001     April 19, 2001       May 3, 2001
May 16, 2001                   May 17, 2001       May 18, 2001      June 4, 2001
June 15, 2001                 June 18, 2001      June 19, 2001      July 3, 2001
July 18, 2001                 July 19, 2001      July 20, 2001    August 3, 2001
August 16, 2001             August 17, 2001    August 20, 2001 September 4, 2001
September 17, 2001       September 18, 2001 September 19, 2001   October 3, 2001
October 18, 2001           October 19, 2001   October 22, 2001  November 5, 2001
November 14, 2001         November 15, 2001  November 16, 2001  December 3, 2001
December 14, 2001         December 17, 2001  December 18, 2001   January 3, 2002

--------
* Duke Energy reserves the right to accept or not accept any or all optional investments made pursuant to Requests for Waiver submitted with respect to any of the Investment Dates listed above. If Duke Energy elects not to accept any optional investments made pursuant to Requests for Waiver with respect to a given Investment Date, the information provided above with respect to that Investment Date may not apply. See "Optional Investments Over Maximum Monthly Amount" under "Optional Investments" in the Prospectus for a more detailed description of applicable procedures and due dates.

                                                                   Appendix III

                                  CLOSINGS OF
                              U.S. EQUITY MARKETS

                              U.S. Equity Markets
                                 Closed--1999

Thanksgiving Day...................................................  November 25
Christmas Day...................................................... December 24*

--------
* Observed.

                              U.S. Equity Markets
                                 Closed--2000

New Year's Day......................................................  January 1*
Martin Luther King Jr. Day..........................................  January 17
Presidents Day...................................................... February 21
Good Friday.........................................................    April 21
Memorial Day........................................................      May 29
Independence Day....................................................      July 4
Labor Day........................................................... September 4
Thanksgiving Day.................................................... November 23
Christmas Day....................................................... December 25

--------
* New Year's Day 2000 falls on a Saturday. The New York Stock Exchange will open for regular trading hours on Friday, December 31, 1999, and Monday, January 3, 2000.

                              U.S. Equity Markets
                                 Closed--2001

New Year's Day......................................................   January 1
Martin Luther King Jr. Day..........................................  January 15
Presidents Day...................................................... February 19
Good Friday.........................................................    April 13
Memorial Day........................................................      May 28
Independence Day....................................................      July 4
Labor Day........................................................... September 3
Thanksgiving Day.................................................... November 22
Christmas Day....................................................... December 25

                                                 [DUKE ENERGY LOGO APPEARS HERE]
InvestorDirect
CHOICE
--------------------------------------------------------------------------------

DUKE ENERGY CORPORATION COMMON STOCK
(without par value)

PROSPECTUS
 OCTOBER 8, 1999


You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our Common Stock in any state where the offer or sale is not permitted. You should assume that the information contained in this Prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.